Exhibit 23.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

October 17, 2017

Credit Suisse AG
Paradeplatz 8
CH 8001 Zurich, Switzerland

Ladies and Gentlemen:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-218604-02) for the purpose of registering under the Securities Act of 1933, as amended, among other securities, debt securities of the Company. Such securities include, among other securities, the Company’s Senior Medium-Term Notes (the “Notes”), to be issued from time to time pursuant to the Senior Indenture dated as of March 29, 2007, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee for the Notes, as supplemented by a Second Supplemental Indenture dated as of March 25, 2009.

We hereby consent to any reference to us, in our capacity as tax counsel or special tax counsel to the Company, or any opinion of ours delivered in that capacity in a pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Company with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP